EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is between REAL GOODS SOLAR, INC., a Colorado corporation (“Company”), and DENNIS LACEY (“Executive”), and shall be effective as of June 1, 2015 (the “Effective Date”).

1. Appointment. Executive shall serve as Company’s Chief Executive Officer and/or in such other position(s) as Executive and Company shall mutually agree. Executive agrees to be a loyal Executive of Company, and shall at all times during Executive’s employment faithfully and to the best of Executive’s abilities and experience, and in accordance with the standards and ethics of the business in which Company is engaged, perform substantially all duties that may reasonably be required of Executive by this Agreement and Company’s guidelines and the directives of the board of directors of Company (the “Board”), as promulgated and/or amended from time to time.

2. Compensation. While actively employed by Company, Executive shall be compensated as follows:

(a) Salary. Executive’s initial base salary shall be $375,000.00 per year, less applicable withholdings and deductions, payable in accordance with Company’s standard payroll practice. The Board may, in its sole discretion, adjust Executive’s base salary, if, when and as the Board deems appropriate; provided, however, that in no event shall Executive’s base salary be reduced during the Term (as defined below) unless such reduction is done in connection with a broad reduction of compensation of management of Company.

(b) Discretionary Annual Bonus.

(i) For each fiscal year, Executive shall be eligible for an annual performance bonus of up to 100% of Executive’s base salary, as in effect on the last of the applicable fiscal year, subject to such terms and conditions and upon such performance targets as determined by the Board or a committee created by the Board (the “Performance Bonus”).

(ii) For the fiscal year ending December 31, 2015, the Performance Bonus shall be calculated as set forth on Exhibit A attached hereto.

(iii) The Performance Bonus, less any applicable withholdings and deductions, will be paid at the same time the executive bonuses are paid to other employees; provided that Executive must be an employee of the Company on the date the bonuses are paid (the “Accrual Date”) in order to be eligible to receive the Performance Bonus. If Executive’s employment terminates for any reason prior to an Accrual Date, Executive shall not have earned and shall have no right to receive, and the Company shall have no obligation to pay, the related Performance Bonus or the Performance Bonus for any subsequent fiscal year. For the avoidance of doubt, Performance Bonuses will not be paid on a prorated basis.

(iv) EBITDA. For the purpose of this Section 2(b), “EBITDA” means for any period the consolidated net income (excluding extraordinary gains and losses, change in derivative warrant liability and stock based compensation) plus the aggregate amounts deducted in determining such consolidated net income in respect of interest expenses, taxes, depreciation and amortization, plus, without duplication, to the extent deducted in the calculation of consolidated net income for such period, non-recurring settlement or litigation fees and costs arising from any present or future claims.

3. Fringe benefits.

(a) Insurance. Executive and Executive’s dependents shall be eligible for coverage under the group insurance plans, including but not limited to health, dental, life and disability insurance, made available from time to time to Company’s executive and management employees, subject to the terms of those plans. The premiums for the coverage of Executive and Executive’s dependents under those plans shall be paid by Company.

(b) 401k. Executive shall be entitled to participate in the Company’s 401k Plan, which is made available by Company to its employees, subject to the provisions, rules, and regulations applicable to all Company employees.

(c) Expenses. Subject to Company’s policies and procedures for the reimbursement of business expenses incurred by its executive and management employees, Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of Executive’s duties under this Agreement; provided Company shall in all cases have the right to require Executive to document, in a manner satisfactory to Company, all expenses for which Executive seeks reimbursement under this subsection.

(d) Miscellaneous Benefits. Executive shall be eligible to receive all fringe benefits that Company may from time to time make available generally to its executive and management employees.

4. Additional Equity Incentive.

(a) Executive shall receive options to purchase shares of the Company’s Class A common stock in an amount, and pursuant to such terms as conditions as determined by the Board or a committee created by the Board.

(b) In the event of a Change of Control all options granted pursuant to Section 4(a) of this Agreement shall vest immediately in accordance with the terms of the applicable Stock Option Agreement and the 2008 Long-Term Incentive Plan.

5. Paid Leave. Executive will be entitled to four weeks of paid-time off and Company holidays per Company calendar year, which paid time off shall accrue in accordance with the Company’s standard policies and practices.

6. Conflicting Activities. During the Term, Executive shall not engage in any activity that conflicts with, appears to conflict with, is detrimental to or appears detrimental to Company’s best interests, or that conflicts with the conduct of Company’s business or the performance by Executive of Executive’s duties hereunder.

7. Confidentiality. Executive acknowledges and agrees that Executive shall maintain in strict confidence the confidential information of Company (including, for the avoidance of doubt, the terms of this Agreement) in accordance with the terms of the certain Nondisclosure Agreement, dated as of February 24, 2014 (the “Confidentiality Agreement”), by and between Executive and Company.

8. Source of Payments. All payments to be made to Executive under this Agreement shall be paid from Company’s general funds. No special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Neither this Agreement nor any action taken hereunder shall be construed to create a trust of any kind. To the extent that any person has any right to receive payments from Company under this Agreement, that right shall be no greater than the right of any unsecured creditor of Company, except to the extent otherwise provided by applicable law with respect to wages and benefits due Company’s employees generally.

9. Relationship Between this Agreement and Other Company Publications. In the event of any conflict between any term of this Agreement and any Company contract, policy, procedure, guideline or other publication, the terms of this Agreement shall control. Notwithstanding the foregoing sentence, in the event of any conflict between this Agreement and the Confidentiality Agreement or any terms of any insurance policy or written benefit plan, it is the intention of the parties hereto and thereto that the provisions of this Agreement and the Confidentiality Agreement do not conflict with one another and should not be read to affect, modify or supersede each other, and instead are intended to be fully enforceable in accordance with their terms.

10. Term and Termination.

(a) Term. The initial term of this Agreement shall commence on the Effective Date and continue until terminated pursuant to the terms herein (the “Term”).

(b) Termination by Consent. This Agreement may be terminated at any time by the parties’ mutual agreement, expressed in writing, with Company’s only obligation being the payment of all accrued, unpaid base salary and accrued, unused vacation, less applicable deductions and withholdings, and reimbursable business expenses owed by the Company to Executive through the date of termination (the “Accrued Amounts”) and without liability for severance compensation of any kind.

(c) Termination by Death. Upon the death of Executive, this Agreement shall automatically terminate, and all rights of Executive and Executive’s heirs, executors and administrators to compensation and other benefits (including severance compensation) under this Agreement shall cease, except for the payment of the Accrued Amounts, and except for the payment of any amounts due as a result of Executive’s death under any other agreement between Company and Executive.

(d) Termination by Disability. This Agreement shall terminate, consistent with applicable law, upon the Disability (as defined below) of Executive. In the event of such a termination pursuant to this subsection, Company’s only obligation shall be (i) the payment of the Accrued Amounts, and (ii) the payment of any amounts due as a result of Executive’s disability under any other agreement between Company and Executive, and Company shall have no liability for severance compensation of any kind. For purposes of this subsection, “Disability” shall mean that Executive, due to physical or mental illness or other condition, becomes substantially incapable (with or without reasonable accommodation) of performing the essential functions of his position, for three months in the aggregate during any period of 12 consecutive months.

(e) Termination by Executive. Executive may terminate this Agreement upon 30 days’ prior written notice (“Termination Notice”) with Company’s only obligation being the payment of the Accrued Amounts and any other amounts due upon such a termination pursuant to any other agreement between Executive and Company, and without liability for severance compensation of any kind. Notwithstanding the foregoing, upon receipt of the Termination Notice, Company, in its sole discretion, may, at any time after the receipt of the Termination Notice, elect to pay Executive the amounts specified above assuming Executive’s last day of employment is 30 days from the date of the Termination Notice and upon such payment Executive shall cease to be employed by Company.

(f) Termination by Company Without Cause.

(i) Company may in its sole discretion terminate this Agreement at any time without Cause. If Company does so during the Term, subject to Executive’s execution and delivery to the Company, no later than the 60th day following the date on which Executive’s employment is terminated, of (A) an irrevocable legal release in a form substantially similar to Exhibit B, so as to ensure a final, complete and enforceable release of all claims that Executive has or may have against Company relating to or arising in any way from Executive’s employment with Company and/or the termination thereof, (B) an acknowledgement of Executive’s continuing obligations under the Confidentiality Agreement, and (C) an agreement, in a form reasonably satisfactory to Company, to treat as Confidential Information of Company the circumstances of Executive’s separation from Company and compensation received by Executive in connection with that separation (the “Release”), Company shall pay Executive severance compensation equal to 12 months of Executive’s most recent base salary contemplated under Section 2(a); provided, however, if Executive’s termination by the Company without Cause occurs within the 12-month period commencing on the date a Change of Control is consummated, as set forth in Section 10(g), the severance compensation shall equal 12 months of Executive’s most recent base salary contemplated under Section 2(a), plus the maximum Performance Bonus that may be earned by Executive for such fiscal year (the “Change of Control

Severance Payment”). If Executive fails to timely deliver to the Company the Release, Executive shall forfeit and shall have no right to receive, and the Company shall have no obligation to pay, the severance compensation provided under this Section 10(f).

(ii) The severance compensation set forth in subsection (i) above, less applicable withholdings and deductions, shall be payable in equal installments in accordance with Company’s standard payroll practice; provided, however, any Change of Control Severance Payment shall be payable in a single lump sum payment within 30 calendar days of Executive’s termination. If Company terminates this Agreement at any time without Cause during the Term under this subsection, pays Executive all salary and vacation compensation earned and unpaid as of the termination date, and offers to pay Executive severance compensation in the amount and on the terms specified above, Company’s acts in doing so shall be in complete accord and satisfaction of any claim that Executive has or may at any time have for compensation or payments of any kind from Company arising from or relating in whole or part to Executive’s employment with Company and/or this Agreement (including without limitation any bonus(es) under Section 2(b). Because this subsection is intended to provide compensation to enable Executive to support herself in the event of Executive’s loss of employment under certain circumstances specified herein, Executive’s right to the Change of Control Severance Payment under this subsection shall not be triggered by a Change of Control (as defined below) unless Executive’s employment is terminated pursuant to this subsection within the 12-month period commencing on the date such Change of Control is consummated. “Change of Control” means any transaction or series of related transactions (A) the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or persons controlling, controlled by or under common control with such person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of the issued and outstanding Voting Stock (as defined below) of Company, (B) that results in the sale of all or substantially all of the assets of Company, or (C) that results in the consolidation or merger of Company with or into another corporation or corporations or other entity in which Company is not the surviving corporation (except any such corporation or entity controlled, directly or indirectly, by Company). As used herein, the term “Voting Stock” will mean and include (I) any capital stock of any class of Company (“Common Shares”) that has the right to vote on all matters submitted to holders of Common Shares, and (II) any security, right, option, warrant or agreement convertible into or exercisable to obtain any Common Shares or capital stock of any class that has the right to vote on all matters submitted to holders of Common Shares.

(g) Termination for Good Reason. If, without the prior consent of Executive, (i) Company materially breaches its obligations hereunder, (ii) if any successor to Company as a result of a Change of Control shall fail to assume Company’s obligations hereunder in connection with such Change of Control or (iii) if within 12 months after a Change of Control, (A) Executive is not the Chief Executive Officer of surviving corporation, (B) Executive’s duties are materially altered or his authority is materially diminished (C) Executive’s employment related benefits are materially diminished or (D) the Company’s principal executive offices are moved more than 25 miles from their location as of the date hereof, (x) within 30 days of the initial existence of any such breach or condition, Executive provides written notice to the Company, and (y) Company or its successor, as the case may be, has not cured such breach or condition within 30 days after receipt of such written notice (the “Cure Period”), this Agreement may be terminated by Executive for “Good Reason” provided that Executive terminates his employment within 30 days of the expiration of the Cure Period. For purposes of this Agreement, any termination of this Agreement by Executive for Good Reason in accordance with the terms of this Section 10(g), shall be deemed to constitute a termination of this Agreement by Company without Cause.

(h) Termination by Company for Cause. Company may terminate this Agreement effective immediately, with Company’s only obligation being the payment of the Accrued Amount, together with any other amounts due Executive as a result of such termination under any other agreement between Company and Executive, and without liability for severance compensation of any kind or any bonus compensation, if Executive is terminated by the Company for Cause. For purposes of this Agreement, “Cause” means Executive (i) violates in any material respect any term of this Agreement or the Confidentiality Agreement, (ii) violates any Company policy, procedure or guideline that results in material harm to Company as determined by the Board, in its sole, but reasonable, discretion; (iii) acts with gross negligence in the performance of the employees duties that results in harm to Company as determined by the Board, in its sole, but reasonable, discretion, (iv) engages in any of the following forms of misconduct: commission of any felony or any misdemeanor involving dishonesty or moral turpitude; theft or misuse of Company’s property; illegal use or possession of any controlled substance; discriminatory or harassing behavior, whether or not illegal under federal, state or local law; or falsifying any document or making any materially false or misleading statement relating to Executive’s employment by Company; or (v) fails to cure, within 30 days, any material injury to the economic or ethical welfare of Company caused by Executive’s malfeasance, gross misconduct or material inattention to Executive’s duties and responsibilities under this Agreement; provided, however, Executive has the right to cure an injury under this clause (v) only once except at the discretion of the Board. Any termination of Executive’s employment under this Section 10(h) will not be in limitation of any other right or remedy which Company may have under this Agreement, at law, or in equity.

11. Successors and Assigns. Company, its successors and assigns may assign this Agreement to any person or entity who acquires all or substantially all of Company’s assets or voting stock (including by way of merger). This Agreement thereafter shall bind, and inure to the benefit of, Company’s successor(s) and assign(s). Company shall not otherwise assign this Agreement, any interest therein or any of its rights hereunder. Executive shall not assign either this Agreement or any right or obligation arising hereunder.

12. Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed delivered and received (a) if delivered personally, upon delivery, (b) if delivered by nationally recognized overnight delivery service with receipt acknowledgment requested, the next business day following the date sent, or (c) if given by facsimile, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

Company:	Real Goods Solar, Inc.
833 West South Boulder Road
Louisville, CO 80027
Facsimile: (303) 648-5464
Attention: Human Resources Director

Executive:	To the address and/or number(s) listed on the signature page hereto.

Any party to this Agreement may change its notice address and/or related notice information under this Section 12 by providing notice of such change in accordance with this Section 12 to each of the other notice recipient’s identified above.

13. Disputes. Any action arising out of or relating in any way to this Agreement, or Executive’s employment relationship with Company, shall be brought and maintained only in the state or federal courts sitting in Colorado. The parties consent to the exclusive jurisdiction and venue in those courts to the greatest extent possible under law, whether or not either of them is now or hereafter becomes a resident of a different jurisdiction. Notwithstanding the foregoing, a party shall be entitled to commence an action for injunctive relief in any federal or state court having jurisdiction, in which case all disputes and controversies by and between the parties with respect to the action for injunctive relief only shall be heard.

14. Miscellaneous.

(a) Governing Law. This Agreement, and all other disputes or issues arising out of or relating in any way to Executive’s employment relationship with Company, shall be governed by the internal laws of the State of Colorado, irrespective of the conflicts of law rules of any jurisdiction.

(b) Withholdings. All payments made or payable under this Agreement shall be subject to customary and/or legally required withholdings and deductions necessary to satisfy any debt owed by Executive to Company (including without limitation debts resulting from Executive’s refusal or failure to return any Company property following the termination of his employment).

(c) Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the parties agree that the court can and shall reform such provision(s) to the minimum extent necessary to render the provision(s) enforceable.

(d) Integration. This Agreement, together with the Confidentiality Agreement constitutes the entire agreement of the parties regarding its subject matter and a complete merger of prior negotiations and agreements and, except as provided in subsection (c) above, shall not be modified by word or deed, except in a writing signed by Executive and Company. This Agreement expressly supersedes and replaces all previous employment agreements between Executive and Company which shall no longer be of any force or effect.

(e) Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

(f) Construction. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. The words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, and not to any particular Section, subsection, preamble, recital, or other subdivision of this Agreement. Whenever applicable, masculine and neutral pronouns shall apply equally to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the Agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement’s drafter, and agree that this Agreement shall be construed as a whole, according to the fair meaning of the language used.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

(h) 409A Savings Clause: The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, Company may, without

Executive’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to Company. In no event does Company guarantee any particular tax consequences, outcome or tax liability to Executive. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of this Agreement,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company. Payments made in accordance with Company’s standard payroll practices shall be made on each payroll date pursuant to the payroll schedule in effect on the effective date of the Agreement or, in the event of a change in the payroll schedule, within 30 days after each such payroll date to the extent permitted under Section 409A.

(i) Survival. Sections 9, 10, 10(h), 12, 13 and 14 shall survive the termination of this Agreement and Executive’s employment with Company.

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IN WITNESS WHEREOF, Executive and Company have executed this Employment Agreement as of the date first written above.

EXECUTIVE:	COMPANY:

/s/ Dennis Lacey	By:	/s/ David Belluck
Dennis Lacey

Address:	Name:	David Belluck
Facsimile:	Title:	Chairman

[Signature Page to Employment Agreement]

Exhibit A

Performance Bonus

1.	Bonus for Fiscal Year Ending December 31, 2015. For the fiscal year ending December 31, 2015, the Performance Bonus (x) shall be based on the Executive’s base salary of $375,000 and (y) shall be calculated as follows:

(a)	if EBITDA for the nine-month period ending December 31, 2015 is equal to or less than $(2,000,000), 0% of Executive’s annual salary;

(b)	if EBITDA for the nine month period ending December 31, 2015 is between $(2,000,000) and $0 (non-inclusive) the Performance Bonus shall increase on a pro-rata basis between $(2,000,000) and $0;

(c)	if EBITDA for the nine-month period ending December 31, 2015 is equal to $0, 50% of Executive’s annual salary;

(d)	if EBITDA for the nine month period ending December 31, 2015 is between $0 and $1,949,000 (non-inclusive) the Performance Bonus shall increase on a pro-rata basis between $0 and $1,949,000; and

if EBITDA for the nine-month period ending December 31, 2015 is at least $1,949,000, 100% of Executive’s annual salary.

Exhibit B

Form of Release

(see attached)

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into between                      (“Employee”) and                     , a                      (“Company”). Employee and the Company are jointly referred to herein as the “Parties.”

WHEREAS, Employee was employed by the Company pursuant to an Employment Agreement (“Employment Agreement”) dated                     ; and

WHEREAS, Employee’s employment is being terminated on             , 20    , under                      of the Employment Agreement; and

NOW, THEREFORE, in consideration of the foregoing and following representations, warranties, covenants and agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Separation.

The Parties acknowledge and agree that Employee’s employment with the Company is being terminated as of                      (the “Separation Date”). The separation was (Employee to initial one):

             A voluntary resignation; or

             A termination.

Effective Date.

The effective date of this Agreement is the date which is eight (8) days after the date Employee executes this Agreement (“Effective Date”), unless earlier revoked pursuant to Section 6.

Separation Payment.

In consideration of the agreements herein and subject to the terms and conditions of this Agreement and the Employment Agreement, the Company will pay Employee the sum total of                      dollars ($                ), less all authorized deductions and withholdings for applicable federal, state and local taxes, in          monthly installments beginning on                      (“Separation Payment”).

Employee acknowledges that Employee is not otherwise entitled to the Separation Payment and that it is paid in exchange for this Agreement, including but not limited to Employee’s releases and waivers as set forth in Section 5 and Section 6.

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Acknowledgement of Paid Wages.

Employee acknowledges that on or before the Separation Date, the Company paid Employee all wages, including any paid vacation, sick or other leave time due and owing through the Separation Date. Therefore, except the Separation Payment, Employee acknowledges that he is not entitled to any other wages, salary, reimbursement, benefit, interests or other amounts or opportunities from the Company.

Release and Waiver.

Employee forever settles, releases, waives, and acquits the Company, and all of its agents, employees, subsidiaries, affiliates, shareholders, members, managers, owners, parents, directors, officers, successors, and predecessors, past and present (“Released Entities”) on each and every claim, which exists as of the Effective Date of this Agreement, whether known or unknown, arising out of or relating to Employee’s employment with or separation from the Company including, without limitation, claims for the following:

Alleged violations of the following laws including the following, each as amended: The Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended, including as amended by The Older Workers Benefit Protection Act, Pub. Law 101-433, 104 Stat. 978 (1990); Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Americans with Disabilities Act, as amended; the Civil Rights Acts of 1866, 1871, and 1991; the Family and Medical Leave Act, as amended; the Equal Pay Act of 1963; the Employee Retirement and Income Security Act; the Colorado Anti-Discrimination Act; and any other federal, state, or local employment statute, law, or ordinance, including any and all claims of employment discrimination based on race, color, creed, religion, national origin, sex, age, marital status, pregnancy, genetic information, disability, sexual orientation, lawful off-duty conduct, other protected class or retaliation;

Any and all common law claims such as wrongful discharge, violation of public policy, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, invasion of privacy, and retaliation, including retaliation and other common law claims;

Any and all claims for any of the following: money damages, including actual, compensatory, liquidated or punitive damages, equitable relief such as reinstatement or injunctive relief, front or back pay, wages, benefits, sick pay, vacation pay, liquidated damages, costs, interest, expenses, attorneys’ fees, or any other remedies; and

Employee understands that this release does not bar him from filing a charge or testifying, assisting or participating in any charge with any governmental agency, including for example the United States Equal Employment Opportunity Commission or the Colorado Civil Rights Division, although in any such charge Employee hereby agrees to waive any personal recovery.

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Acknowledgement of Waiver of Claims Under the ADEA.

Employee acknowledges that he is over the age of forty (40), and, therefore, has special rights under a federal law known as the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, including as amended by the Older Workers Benefit Protection Act. Employee has a right to be free from age discrimination in all aspects of his employment relationship with the Company. Employee also understands that he is giving up the right to sue the Company for age discrimination by signing this Agreement. Employee acknowledges that by signing this Agreement, he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA. Employee further acknowledges that $         of the amount paid hereunder as consideration is apportioned for the release of any and all claims Employee may have arising under the ADEA (“Age-Apportioned Amount”), and the remainder of the amount paid as consideration for the release is apportioned to the release of any and all other claims Employee may have. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was otherwise entitled. Employee further acknowledges that he has been advised by this writing as required by the ADEA that:

Employee has the right to and is advised to consult with an attorney prior to executing this Agreement;

Employee has twenty-one (21) days within which to consider this Agreement, but may choose to execute the Agreement earlier [in OWBPA cases: “Employee has up to forty-five (45) calendar days in which to consider whether to sign this Agreement, but may choose to execute the Agreement earlier. Employee acknowledges and agrees that if he signs this Agreement, he has entered into this Agreement voluntarily. Employee acknowledges and agrees that if he signs this Agreement before the end of the forty-five (45) day period, it will be his personal, voluntary decision to do so and he has not been pressured to make a decision sooner. Employee acknowledges that he has received as Exhibit A to this Agreement information regarding other employees in the decisional unit who are and are not being offered these severance benefits.

Employee has seven (7) days following the execution of this Agreement to revoke the Agreement (“Revocation Period”), in writing, by hand-delivery addressed to                             ; and

This Agreement shall not be effective until the Revocation Period has expired. Accordingly the Agreement is effective on the eighth (8th) day following Employee’s execution of the Agreement.

Return of Corporate Property.

Employee hereby covenants and agrees that as of the Separation Date, Employee returned all documents, keys, credit cards, cellular phones, computers, computer equipment, keycards and all other items which are the property of the Company and/or which contain information which

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the Company considers or deems confidential as well as any and all materials of any kind and in whatever medium, including, without limitation, all hard disk drive and diskette, CD or DVD data, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes that Employee has obtained during the course of employment with the Company. Employee also agrees not to download, transfer or alter any information or data contained on any computers owned by the Company on or before the Separation Date, whether such actions are done by Employee or by third parties at his direction.

Confidentiality; Non-Disparagement.

Employee acknowledges that (a) this Agreement as well as the information, observations, and data obtained or developed by him in connection with the business and affairs of the Company during the course of his employment with the Company is the confidential and proprietary information of the Company (collectively, the “Confidential Information”), and (b) Executive will not, directly or indirectly, disclose to any unauthorized person or use for his own account any of the Confidential Information without the Company’s written consent. The Parties acknowledge and agree that the terms of the Agreement are amicable and acceptable, and that Employee will not malign, defame, blame, or otherwise disparage the Company, either publically or privately, regarding the past or future business or personal affairs of either the Company or any of the Released Entities.

Attorneys’ Fees and Costs.

Employee understands and agrees that if Employee violates any of the commitments Employee has made in this Agreement, Employee may be required to repay any payments and benefits provided in this Agreement, other than the Age-Apportioned Amount, and that Employee shall pay the actual attorneys’ fees, costs and expenses incurred by Company in enforcing this Agreement or in defending a claim released by Section 5, except as to an action under the Age Discrimination in Employment Act.

No Waiver of Breaches of Agreement.

The failure of either party to insist upon strict compliance by the other party with any of the covenants or restrictions contained in this Agreement shall not be construed as a waiver, nor shall any course of action deprive either party of the right to require strict compliance with this Agreement.

Complete Agreement and Modifications.

This Agreement and any other agreement, such as an employment agreement, an NDA, a non-compete, or an IP agreement (“the Other Agreements”) constitute the entire agreement between Employee and the Company with regard to the subject matter of this Agreement and, except as otherwise stated herein, shall supersede any and all prior and contemporaneous representations, contracts or agreements of any nature. The Other Agreements include the Indemnity Agreement, the Non-Disclosure, Proprietary Information and Inventions Agreement, and the                     and, together with the Employment Agreement, are expressly incorporated herein by reference.

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Any modification of any provision of this Agreement shall not be valid unless in writing and executed by the Parties. Employee further agrees that the only representations made to him in order to obtain his consent to this Agreement are stated herein and that he is signing this Agreement voluntarily and without coercion, intimidation or threat of retaliation and after consultation with legal counsel.

Knowing Waiver.

Employee represents that he has read this Agreement, discussed it with his attorney or had an ample opportunity to do so, and understands each of the terms of this Agreement. Employee further understands that he has entered into and executed this Agreement voluntarily and willingly.

Severability.

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

Successors and Assigns.

The benefits and obligations under this Agreement shall be binding upon and shall inure to and may be enforced by the Company and its successors and by Employee and Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Counterparts.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

Recitals.

The recitals (together with the defined terms contained therein) are intended to be substantive provisions of this Agreement and are incorporated by this reference into this Agreement as a substantive part of this Agreement

Applicable Law; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to the principles of conflicts of law thereof. The Parties agree to that all actions or proceedings arising in connection with this Agreement shall be tried or litigated only in the state or federal courts sitting in Colorado. Each of the Parties hereto waives, to the extent permitted under applicable law, any right each may have to assert the

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doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 17. Each of the Parties hereto represents that each has reviewed this waiver and each knowingly and voluntarily waives his or its right to a jury trial following consultation with legal counsel. In the event of litigation, to the extent permitted by law, a copy of this Agreement may be filed as a written consent to a trial by the court.

WHEREFORE, Employee and the Company voluntarily enter into this Agreement by affixing their signatures on the date set forth below.

Date	Employee

Date	Company

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[TO BE USED WHEN OWBPA APPLIES]

                    is reducing its workforce. The reduction is company-wide; the company was the decisional unit. The factors the company considered in reducing the workforce were its operational needs and the demonstrated skills and performance of employees. The following is a listing of the ages and job titles of employees who were and were not selected for reduction and offered consideration for signing the waiver. All employees selected for reduction are eligible for and have been offered consideration in exchange for signing the waiver:

Job Title	Age	# Selected	# Not Selected
(1)

(2)

(3)

(4)